Exhibit 10.7

Current Named Executive Officer Salary and Bonus Arrangements for 2021

Base Salaries

The base salaries for 2021 for the following executive officers of Great Southern Bancorp, Inc. (the "Company") and Great Southern Bank (the "Bank") currently are as follows:

Name and Title	Base Salary

William V. Turner	$200,000
Chairman of the Board of
the Company and the Bank

Joseph W. Turner	$387,656
President and Chief
Executive Officer of the
Company and the Bank

Rex A. Copeland	$364,238
Treasurer of the Company
and Senior Vice President and
Chief Financial Officer of the Bank

Kevin L. Baker	$339,338
Vice President and Chief
Credit Officer of the Bank

John M. Bugh	$338,297
Vice President and Chief
Lending Officer of the Bank

Douglas W. Marrs	$201,097
Secretary of the Company and
Secretary, Vice President – Operations
of the Bank

Linton J. Thomason	$189,156
Vice President–Information Services
of the Bank

Description of Bonus Arrangements

Pursuant to his employment agreement with the Company, Mr. Joseph W. Turner is entitled to an annual cash bonus equal to one percent of the Company's fiscal year pre-tax earnings.  Mr. William V. Turner is not entitled to an annual cash bonus pursuant to his employment agreement. For certain executive officers whose bonus arrangements are not governed by contract, the Company has maintained an incentive bonus arrangement under which the officers may earn a cash bonus of up to 17.85% of the officer's annual base salary, with up to 9.35% based on the extent to which the Company achieves targeted earnings per share results and up to 8.50% based on the officer's individual performance.